   EXHIBIT 99.1

7961 Shaffer Parkway Suite 5 Littleton, CO 80127 Phone: 720-981-1185 Fax: 720-981-1186
Trading Symbol: VGZ Toronto and NYSE MKT Stock Exchanges

__________________ NEWS _________________

Vista Gold Corp. Announces Second Quarter 2016 Results

Denver, Colorado, August 1, 2016 -  Vista Gold Corp. (the “Company,” “we” or “our”) (NYSE MKT: VGZ) (TSX: VGZ) today announced its unaudited financial results for the second quarter ended June 30, 2016. Management’s quarterly conference call to discuss these results is scheduled for 2:30 p.m. MDT on August 10, 2016.  The Company’s unaudited financial statements, Management’s Discussion and Analysis together with other important disclosures can be found in the Company’s  Quarterly Report on Form 10-Q, filed on August 1, 2016 with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities.

Summary of Second Quarter 2016 Financial Results

We reported net income of $1.6 million or $0.02 per share for the three months ended June 30, 2016. This includes an unrealized $3.3 million mark-to-market gain on our investment in Midas Gold Corp. (“Midas”); offset by $1.7 million of operating expenses and other expenses.  During the three months ended June 30, 2015, we reported net income of  $3.6 million or $0.04 per share.  This included a $5.9 million payment received from the Australian Government under a research and development incentive program; an unrealized $0.3 million mark-to-market loss on our investment in Midas; and $2.0 million in operating expenses.

Our working capital at June 30, 2016 totaled approximately $16.0 million, including cash and short-term investments (comprised of government securities) of approximately $10.3 million. The Company has no debt.

To review the Company’s  Quarterly Report on Form 10-Q for the three and six months ended June 30, 2016, including the related Management’s Discussion and Analysis, visit any of the following websites: www.sedar.com,  www.sec.gov or www.vistagold.com.

Management Conference Call

A conference call with management to review our financial results for the three months ended June 30, 2016 and to discuss corporate and project activities is scheduled for Wednesday,  August 10, 2016 at 2:30 p.m.  MDT.

Toll-free in North America: 1-866-233-5249

International:  416-642-3300

This call will also be web-cast and can be accessed at the following web location:

http://event.on24.com/r.htm?e=1234673&s=1&k=5184360283907E75CCB91632F5469D43

This call will be archived and available at www.vistagold.com after August 10, 2016.  Audio replay will be available for 21 days by calling toll-free in North America:  1-888-203-1112,  passcode 5515432.

If you are unable to access the audio or phone-in on the day of the conference call, please email questions to Connie Martinez, Manager – Investor Relations (email: connie@vistagold.com), and we will try to address these questions prior to or during the conference call.

All dollar amounts in the press release are U.S. dollars.

About Vista Gold Corp.

The Company is a well-funded gold project developer. Our principal asset is our flagship Mt Todd gold project in Northern Territory, Australia where we continue to work to identify opportunities to improve project economics with the goal of advancing the project toward development. We also hold approximately 4.4%  of the outstanding common shares of Midas,  non-core projects in Mexico and the United States and royalty interests in Indonesia. For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.

For further information, please contact Connie Martinez at (720) 981-1185.